Exhibit 9.1

                                                               __________, 1995

Investors Bank & Trust Company
Financial Product Services
One Lincoln Plaza
Boston, MA 02205-1537

   Re: Transfer Agency and Service Agreement dated August 1, 1991 by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. and Investors Bank & Trust Co. (the "Agreement")

Ladies and Gentlemen:


         Pursuant to Article 17 of the Agreement, GMO Trust (the "Company") hereby notifies you that it has established a series of shares, namely, the "GMO Foreign Fund," (formerly the GMO Global Core Fund, and referred to herein as the "New Fund") with respect to which the Company and the manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

         If you agree to so serve as transfer agent for the New Fund, kindly sign and return to the Company the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.


                                     Very truly yours,


                                     GMO TRUST

                                     By________________________________________
                                          Name:
                                          Title:

                                     GRANTHAM, MAYO, VAN OTTERLOO & CO.
                                     By________________________________________
                                          Name:
                                          Title:

The foregoing is hereby
accepted and agreed.

INVESTORS BANK & TRUST COMPANY


By__________________________________
   Name:
   Title: